As filed with the Securities and Exchange Commission on May 8, 2007.

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS & MINOR, INC.

(Exact name of Registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(Address of principal executive office, including zip code)

OWENS & MINOR, INC.

2007 TEAMMATE STOCK PURCHASE PLAN

(Full title of the Plan)

Grace R. den Hartog

Senior Vice President, General Counsel and Corporate Secretary

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

C. Porter Vaughan, III

Hunton & Williams

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(*)	Proposed maximum aggregate offering price(*)	Amount of registration fee
Common Stock, $2.00 par value per share (including associated Rights)	500,000 shares	$35.34	$17,670,000	$542.47

(*)	Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 1, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Owens & Minor, Inc. (the “Company”) with the Commission (File No. 001-09810) are incorporated herein by reference and made a part hereof: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; (iii) the Company’s Current Reports on Form 8-K filed on January 26, 2007, February 1, 2007, April 19, 2007 and May 2, 2007; and (iv) the description of the Company’s Common Stock (the “Common Stock”) contained in a registration statement on Form 8-B filed April 21, 1994 under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters regarding shares of Common Stock will be passed upon for the Company by Grace R. den Hartog, Senior Vice President and General Counsel of the Company.

Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits, and the registrant’s Bylaws require, indemnification of the registrant’ s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company’s Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company, except for liability resulting from such person’ s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 through 704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.
2.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q, Exhibit 3.1, for the quarter ended March 31, 2004).

2.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company’s Current Report on Form 8-K, Exhibit 3.1, dated May 2, 2007).

4.1	Rights Agreement, dated as of April 30, 2004, between the Company and Bank of New York, as Rights Agent (incorporated herein by reference to the Company’s Annual Report on Form 10-K, Exhibit 4.6, for the year ended December 31, 2003).

4.2	Owens & Minor, Inc. 2007 Teammate Stock Purchase Plan (incorporated herein by reference to Annex B of the Company’s definitive Proxy Statement filed pursuant to Section 14 (a) of the Exchange Act on March 9, 2007).

5	Opinion of Grace R. den Hartog as to the legality of the securities being registered.

23.1	Consent of Grace R. den Hartog (included in the opinion filed as Exhibit 5 to the Registration Statement).

23.2	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on this 8th day of May, 2007.

OWENS & MINOR, INC.

By:	/s/ Craig R. Smith
Craig R. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 8th day of May, 2007. Each person whose signature appears below hereby constitutes and appoints each of Craig R. Smith and Grace R. den Hartog his or her true and lawful attorney-in-fact, for him or her, and in his or her name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact may do or cause to be done by virtue of these presents.

Signature and Title		Signature and Title

By:	/s/ Craig R. Smith	By:	/s/ Jeffrey Kaczka
	Craig R. Smith		Jeffrey Kaczka
	President and Chief Executive Officer Director (Principal Executive Officer)		Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Olwen B. Cape	By:
	Olwen B. Cape		A. Marshall Acuff, Jr.
	Vice President and Controller (Principal Accounting Officer)		Director

By:	/s/ J. Alfred Broaddus, Jr.	By:
	J. Alfred Broaddus, Jr.		John T. Crotty
	Director		Director

By:		By:	/s/ Eddie N. Moore, Jr.
	Richard E. Fogg		Eddie N. Moore, Jr.
	Director		Director

By:	/s/ G. Gilmer Minor, III	By:
	G. Gilmer Minor, III		Peter S. Redding
	Chairman of the Board		Director

By:	/s/ James E. Rogers	By:
	James E. Rogers		James E. Ukrop
	Director		Director

By:	/s/ Anne Marie Whittemore
Anne Marie Whittemore
Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q, Exhibit 3.1, for the quarter ended March 31, 2004).

2.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company’s Current Report on Form 8-K, Exhibit 3.1, dated May 2, 2007).

4.1	Rights Agreement, dated as of April 30, 2004, between the Company and Bank of New York, as Rights Agent (incorporated herein by reference to the Company’s Annual Report on Form 10-K, Exhibit 4.6, for the year ended December 31, 2003).

4.2	Owens & Minor, Inc. 2007 Teammate Stock Purchase Plan (incorporated herein by reference to Annex B of the Company’s definitive Proxy Statement filed pursuant to Section 14 (a) of the Exchange Act on March 9, 2007).

5	Opinion of Grace R. den Hartog as to the legality of the securities being registered.

23.1	Consent of Grace R. den Hartog (included in the opinion filed as Exhibit 5 to the Registration Statement).

23.2	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).